EXHIBIT 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto Culver Reports Strong Growth in Organic Revenue and Pre-tax Earnings From

Continuing Operations in the First Quarter of Fiscal Year 2009

Increases Regular Quarterly Cash Dividend 15.4% to 7.5 Cents Per Share

Melrose Park, IL, (January 26, 2009) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives and Noxzema today announced strong growth in organic revenue and pre-tax earnings from continuing operations for its first fiscal quarter of 2009.

First Quarter:

•

Net sales for the first quarter increased 2.8% to $352.8 million from $343.2 million in the prior year quarter. Excluding the effect of foreign exchange rates and the acquisition of Noxzema, organic sales increased 9.5% in the first quarter.

•

Pre-tax earnings from continuing operations increased 37.3% to $60.6 million from $44.1 million in the prior year quarter. Excluding restructuring of $292,000 in the current quarter and $4.8 million in the prior year quarter, pre-tax earnings from continuing operations increased 24.5% to $60.9 million compared to $48.9 million in the prior year quarter.

•

Diluted earnings per share from continuing operations were 32 cents compared to 29 cents in the prior year quarter. Diluted earnings per share from continuing operations, excluding restructuring and discrete tax items, increased to 41 cents compared to 33 cents in the prior year, an increase of 24.2%. The reported diluted earnings per share from continuing operations includes the following items:

•

The current quarter includes approximately 9 cents per share of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, while the prior year quarter includes approximately 1 cent per share of discrete tax expense.

•	The prior year quarter has approximately 3 cents per share of restructuring expenses.

Alberto Culver First Quarter Fiscal Year 2009 Earnings Release	Page 2

Commenting on the first quarter, Alberto Culver President and Chief Executive Officer V. James Marino said, “We are very pleased to begin fiscal year 2009 with another successful quarter of sales and pre-tax earnings growth. Overall, we continue to drive strong organic sales and earnings growth and increase our hair care market share in this difficult environment.”

The strong first quarter organic sales growth of 9.5% was driven mainly by growth in TRESemmé and Nexxus. The Company generated organic sales growth in both the U.S. and internationally and continued to see positive results from geographic expansion.

The Company’s gross profit margin contracted 40 basis points to 51.6% compared to 52.0% in the prior year quarter, mainly due to higher raw material costs that were largely offset by manufacturing efficiencies and favorable product mix. Advertising and other marketing investments decreased 12.6% to $49.4 million in the quarter, primarily due to foreign currency which accounted for 8.4% of the decrease and timing of fiscal year 2009 initiatives. Mr. Marino stated, “We expect advertising and marketing investments to accelerate in subsequent quarters behind several key initiatives across the business.” Selling and administrative expenses as a percentage of net sales decreased 140 basis points to 20.7% compared to 22.1% in the prior year quarter. This was mainly due to foreign currency transaction gains and cost savings initiatives partially offset by costs associated with the start-up of our Jonesboro, Arkansas manufacturing facility and higher stock option expense.

Carol Lavin Bernick, Executive Chairman of the Company, stated, “We are very pleased to have produced such a strong quarter of growth. It’s a testament to our brands and our people who made it happen. We remain committed to our strategy of focusing on our key brands in our core markets while bringing innovation to the marketplace.”

Mrs. Bernick also announced the Company’s board of directors increased the regular quarterly cash dividend by 15.4% to 7.5 cents per share. Mrs. Bernick added, “We are both fortunate and proud to be in a position to reward our shareholders with a significant percentage increase in our dividend.” The dividend will be paid on February 20, 2009 to shareholders of record on February 5, 2009.

On May 18, 2008, the Company entered into an agreement to sell its Cederroth business to CapMan, a Nordic based private equity firm. Pursuant to the transaction agreement, on July 31, 2008 a company owned by two funds controlled by CapMan purchased all of the issued and outstanding shares of Cederroth International for 159.5 million Euros. As a result of the transaction, the results of operations of Cederroth are reported as discontinued operations.

Alberto Culver First Quarter Fiscal Year 2009 Earnings Release	Page 3

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto Culver and Sally Beauty Holdings, Inc. As a result of the transaction, the results of operations of the beauty supply distribution business are reported as discontinued operations.

The Company reported earnings from discontinued operations of $357,000 (net of tax) in the first quarter of fiscal 2009 compared to earnings of $1.4 million (net of tax) during the first quarter of fiscal 2008. The diluted earnings per share from discontinued operations were zero this quarter versus two cents in the prior year quarter. Including continuing and discontinued operations, the Company reported net earnings of $31.7 million or 32 cents per share on a fully diluted basis this quarter, compared to net earnings of $30.9 million or 31 cents per fully diluted share in the first quarter of fiscal 2008.

Due to the disclosure of organic sales and financial results excluding restructuring and discrete tax items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete tax items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its first quarter fiscal year 2009 results with investors in a call to be held later today (Monday, January 26) at 11 a.m. Eastern Time. The dial-in numbers for the call are 866-742-2281 or 660-422-4763 and the conference ID is 79930498. The numbers for a replay of the conference call are 800-642-1687 or 706-645-9291 and will be available through Wednesday, February 25, 2009. The conference ID is 79930498. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

Alberto Culver First Quarter Fiscal Year 2009 Earnings Release	Page 4

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; loss of one or more key suppliers or unavailability of raw materials; loss of one or more key employees; inability of efficiency initiatives to improve the Company’s margins; risks inherent in expanding in existing geographic locations and entering new geographic locations; risks inherent in acquisitions, divestitures and strategic alliances; adverse changes in currency exchange rates; the effects of a prolonged United States or global economic downturn or recession; increases in costs of raw materials and inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; the costs and effects of unanticipated legal or administrative proceedings; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; health epidemics; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in the Company’s exclusive markets; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the Company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2008 Annual Report on Form 10-K filed on November 25, 2008 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto Culver First Quarter Fiscal Year 2009 Earnings Release	Page 5

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended December 31, 2008 and 2007	2008	2007
Net sales	$352,834	343,187
Cost of products sold	170,824	164,720

Gross profit	182,010	178,467
Advertising, marketing, selling and administrative	122,394	132,261
Restructuring and other (1)	292	4,789

Operating earnings	59,324	41,417
Interest income, net	(1,292)	(2,718)

Earnings from continuing operations before income taxes	60,616	44,135
Provision for income taxes (2)	29,319	14,593

Earnings from continuing operations	31,297	29,542
Discontinued operations, net of income taxes (3)	357	1,365

Net earnings	$31,654	30,907

Basic earnings per share:
Continuing operations	$.32	.30
Discontinued operations	—	.02

Total	$.32	.32

Diluted earnings per share:
Continuing operations (1) (2)	$.32	.29
Discontinued operations	—	.02

Total	$.32	.31

Weighted average shares outstanding:
Basic	97,525	98,091
Diluted	98,889	100,608

(1)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business. During the first quarter of fiscal year 2009, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $166 and did not have an effect on diluted earnings per share from continuing operations. During the first quarter of fiscal year 2008, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $3,175 and diluted earnings per share from continuing operations by 3 cents.
(2)	The provision for income taxes in the first quarter of fiscal year 2009 includes $8,895 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 9 cents. The provision for income taxes in the first quarter of fiscal year 2008 includes $870 of discrete tax expense, which reduced diluted earnings per share from continuing operations by 1 cent.
(3)	Discontinued operations in both periods includes activity related to the sale of Cederroth, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver. The first quarter of fiscal year 2008 also includes the earnings of the Cederroth business.

Alberto Culver First Quarter Fiscal Year 2009 Earnings Release	Page 6

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	December 31, 2008	September 30, 2008
Assets
Cash, cash equivalents and short-term investments	$334,354	453,730
Accounts receivable, net	233,607	244,316
Inventories	159,117	149,512
Other current assets	37,566	32,822

Total current assets	764,644	880,380
Property, plant and equipment, net	220,842	221,667
Goodwill and trade names	310,426	234,015
Long-term investments	56,697	57,443
Other assets	75,904	70,685

Total assets	$1,428,513	1,464,190

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$151	184
Accounts payable, accrued expenses and income taxes	249,947	281,816

Total current liabilities	250,098	282,000
Long-term debt	512	683
Other liabilities and income taxes	65,747	65,176

Total liabilities	316,357	347,859
Stock options subject to redemption	5,488	5,725
Stockholders’ equity	1,106,668	1,110,606

Total liabilities and stockholders’ equity	$1,428,513	1,464,190

Alberto Culver First Quarter Fiscal Year 2009 Earnings Release	Page 7

Segment Data (Unaudited)

(in thousands)

Three Months Ended December 31, 2008 and 2007	2008	2007
Net Sales:
United States	$224,465	207,853
International (1)	128,369	135,334

	$352,834	343,187

Earnings From Continuing Operations Before Income Taxes:
United States	$43,738	28,210
International	18,938	20,131

Segment operating profit	62,676	48,341
Stock option expense	(3,060)	(2,135)
Restructuring and other (2)	(292)	(4,789)
Interest income, net	1,292	2,718

	$60,616	44,135

(1)	International sales were negatively impacted by $32.1 million from foreign exchange during the first quarter of fiscal 2009.
(2)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business.

Alberto Culver First Quarter Fiscal Year 2009 Earnings Release	Page 8

Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three months ended December 31, 2008 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring

•	Earnings from continuing operations excluding restructuring and discrete tax items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete tax items

•	Organic sales growth

On December 1, 2006, the Company committed to a plan to terminate employees as part of a reorganization following the completion of the Separation. All costs incurred related to this plan are classified as “restructuring and other” on the statement of earnings. During fiscal year 2008, the Company recorded restructuring costs of $2.7 million ($1.6 million in the first quarter), which included fixed asset write-offs and charges related to the impairment and eventual sale of the Company’s manufacturing facility in Dallas, Texas ($1.5 million), as well as severance and relocation costs ($517,000). During the first quarter of fiscal year 2009, the Company recorded a restructuring benefit related to this plan of $35,000.

On October 29, 2007, the Company committed to a plan primarily related to the closure of its manufacturing facility in Toronto, Canada. All costs incurred related to this plan are also classified as “restructuring and other” on the statement of earnings. During fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.0 million ($3.2 million in the first quarter), which included severance ($2.5 million), an impairment charge for certain manufacturing equipment at the Toronto plant ($1.3 million) and other miscellaneous fixed asset write-offs and charges ($2.2 million), partially offset by a gain on the sale of the Toronto plant ($2.0 million). During the first quarter of fiscal year 2009, the Company recorded additional restructuring costs related to this plan of $16,000.

On May 29, 2008, the Company announced that it expects to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico. All costs incurred related to this plan are also classified as “restructuring and other” on the statement of earnings. During fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.5 million (none in the first quarter), which included severance ($1.7 million), an impairment charge for the Puerto Rico manufacturing facility and certain manufacturing equipment ($1.6 million) and other miscellaneous fixed asset write-offs and charges ($1.2 million). During the first quarter of fiscal year 2009, the Company recorded additional restructuring costs related to this plan of $311,000.

In total, the Company recorded restructuring and other costs during the first quarter of fiscal year 2009 of $292,000 ($166,000 after taxes and no effect on diluted earnings per share from continuing operations). In fiscal year 2008, the Company recorded total restructuring and other costs of $11.2 million ($7.2 million after taxes) with $4.8 million in the first quarter ($3.2 million after taxes or 3 cents per diluted share from continuing operations).

The Company’s provision for income taxes in the first quarter of fiscal year 2009 included net discrete tax expense of $8.9 million (9 cents per diluted share from continuing operations), primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale. The Company’s provision for income taxes in the first quarter of fiscal year 2008 included net discrete tax expense of $870,000 (1 cent per diluted share from continuing operations).

Alberto Culver First Quarter Fiscal Year 2009 Earnings Release	Page 9

Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three months ended December 31, 2008 and 2007 are as follows (in thousands, except per share data):

	Three Months Ended December 31
	2008	2007
Pre-tax earnings from continuing operations, as reported	$60,616	44,135
Restructuring and other	292	4,789

Pre-tax earnings from continuing operations, excluding restructuring	$60,908	48,924

Earnings from continuing operations (net of income taxes), as reported	$31,297	29,542
Restructuring and other, net of income taxes	166	3,175
Discrete tax items	8,895	870

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete tax items	$40,358	33,587

Diluted earnings per share from continuing operations, as reported	$.32	.29
Restructuring and other, net of income taxes	—	.03
Discrete tax items	.09	.01

Diluted earnings per share from continuing operations, excluding restructuring and discrete tax items	$.41	.33

	Three Months Ended December 31
	2008	2007
Net sales growth, as reported	2.8%	14.6%
Effect of foreign exchange	9.4	(3.2)
Effect of acquisition	(2.7)	—

Organic sales growth	9.5%	11.4%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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